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EXHIBIT 11.1


                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three- and six-month periods ended June 30, 2001 and 2000:

                                                             Three Months                 Six Months
                                                            Ended June 30,               Ended June 30,
                                                        ----------------------       ----------------------
                                                          2001          2000           2001          2000
                                                        --------      --------       --------      --------
Net income (loss) (numerator diluted)                   $    461      $ (2,475)      $  1,291      $ (1,480)

Shares (denominator basic):
    Weighted average common shares outstanding            34,190        33,076         34,097        32,821
                                                        ========      ========       ========      ========
Basic earnings (loss) per share                         $   0.01      $  (0.07)      $   0.04      $  (0.05)
                                                        ========      ========       ========      ========
Shares (denominator diluted):
    Weighted average common shares outstanding            34,190        33,076         34,097        32,821
    Common stock equivalents(1)                            1,425            --          1,426            --
                                                        --------      --------       --------      --------
    Weighted average common shares and equivalents
       outstanding                                        35,615        33,076         35,523        32,821
                                                        ========      ========       ========      ========
Diluted earnings (loss) per share                       $   0.01      $  (0.07)      $   0.04      $  (0.05)
                                                        ========      ========       ========      ========

 (1) As the Company incurred a net loss attributable to common shareholders for the three- and six-month periods ended June 30, 2001, the effect of common stock equivalents is excluded in those periods, as their effects are anti-dilutive.



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